As filed with the Securities and Exchange Commission on September 12, 2012

Registration No. 333-151532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8
TO
FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC.

(Exact Name of Registrant As Specified in Its Governing Instruments)

1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

David Lichtenstein
c/o The Lightstone Group
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	Joseph E. Teichman, Esq. c/o The Lightstone Group 1985 Cedar Bridge Ave., Suite 1 Lakewood, New Jersey 08701 Tel: (732) 987-8678 Fax: (732) 612-1444

Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-151532) (the “IPO Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 17, 2009, pursuant to which the Registrant registered 57,500,000 shares of common stock in connection with its initial public offering. Of the 57,500,000 shares of common stock registered on the IPO Registration Statement, 51,000,000 shares were offered to the public pursuant to a primary offering on a “best efforts” basis for $10.00 per share and 6,500,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan (the “DRIP”) at a purchase price of $9.50 per share.

The Registrant subsequently filed a Registration Statement on Form S-11 (Commission File No. 333-177753) (the “Follow-On Registration Statement”), which has not yet been declared effective by the SEC, pursuant to which the Registrant registered 32,500,000 shares of common stock in connection with a follow-on offering of its shares of common stock. Of the 32,500,000 shares of common stock registered on the Follow-On Registration Statement, 30,000,000 shares are being offered to the public pursuant to a primary offering on a “best efforts” basis for $10.00 per share and 2,500,000 shares are being offered pursuant to the DRIP at an initial purchase price of $9.50 per share.

As of the close of business on August 15, 2012, the Registrant had sold a total of 5,200,012 shares pursuant to the IPO Registration Statement, including 4,899,149 shares pursuant to the primary offering and 300,863 shares pursuant to the DRIP. Effective as of August 16, 2012, the Registrant is no longer issuing shares pursuant to the IPO Registration Statement. Of the 52,299,988 shares that were unsold under the IPO Registration Statement as of August 16, 2012, 32,500,000 have been carried forward to the Follow-On Registration Statement. The Registrant hereby deregisters, as of August 16, 2012, the remaining 19,799,988 unsold shares that have not been carried forward to the Follow-On Offering Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of September 2012.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
/s/ David Lichtenstein Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Lichtenstein David Lichtenstein	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 12, 2012
/s/ Donna Brandin Donna Brandin	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 12, 2012
* Bruno de Vinck*	Director	September 12, 2012
* Shawn R. Tominus*	Independent Director	September 12, 2012
* Edwin J. Glickman*	Independent Director	September 12, 2012
* George R. Whittemore*	Independent Director	September 12, 2012
*/s/ David Lichtenstein David Lichtenstein Attorney-in-fact